Exhibit 99.01

Tonix Pharmaceuticals Closes $20.1 Million Public Offering of Common Stock

New York, NY – July 17, 2015 – Tonix Pharmaceuticals Holding Corp. (NASDAQ: TNXP) (“Tonix”) today announced the closing of its previously announced underwritten public offering of 2,325,000 shares of its common stock, as well as the sale of 348,750 additional shares pursuant to the full exercise of the over-allotment option granted to the underwriters. The shares were sold in the offering at a public offering price of $7.50 per share, resulting in gross proceeds to Tonix of approximately $20.1 million, before deducting the underwriting discount and other offering expenses payable by Tonix.

Roth Capital Partners and Oppenheimer & Co. acted as joint book-running managers for the offering. Janney Montgomery Scott acted as co-manager in this offering.

The shares described above were offered by Tonix pursuant to a registration statement previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering has also been filed with the SEC and is available, along with the accompanying base prospectus, on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tonix Pharmaceuticals Holding Corp.

Tonix is dedicated to the development of next-generation medicines for common yet challenging disorders of the central nervous system, characterized by chronic disability, inadequate treatment options, high utilization of healthcare services, and significant economic burden. Tonix's TonmyaTM is currently being evaluated in the Phase 3 AFFIRM study in fibromyalgia. TNX-102 SL, the same proprietary product candidate as Tonmya, is currently being evaluated in the Phase 2 AtEase study in post-traumatic stress disorder. A Phase 2 proof-of-concept study of TNX-201 in episodic tension-type headache is ongoing. This press release and further information about Tonix can be found at www.tonixpharma.com.

Contact:

Tonix Pharmaceuticals Holding Corp.

Leland Gershell

Chief Financial Officer

(212) 980-9155 x104

leland.gershell@tonixpharma.com

Investor Relations

Martini Communications

Amy Martini

amartini@martinicommunications.com

Public Relations

Dian Griesel Int'l.

Susan Forman / Laura Radocaj

(212) 825-3210

sforman@dgicomm.com

lradocaj@dgicomm.com